EXHIBIT 3.4
AGREEMENT FOR PURCHASE OF LED LIGHT PRODUCT LINE

THIS AGREEMENT is entered into on this 2nd day of November 2012, between Renewable Energy and Power, Inc. hereinafter referred to as “The Purchaser”, and the Multichip Display Inc. hereinafter referred to as the“The Sellers”.

Recitals

A.	The Sellers are the owners of one-hundred (100%) percent of the issued and outstanding shares of the common stock of Multichip Display Inc., a Nevada corporation.

B.
The Sellers desire to sell to the Purchaser and the Purchaser desires to buy from The Sellers the LED Lighting and Related Assemblies manufacturing equipment owned by The Sellers for the term of one year from the date of closing upon the terms and conditions contained herein.

C.
The Sellers desire to sell to the Purchaser and the Purchaser desires to buy from the Sellers all of the business of the LED Lighting and Related Assemblies product line, excluding the LED Lighting and Related Assemblies manufacturing equipment owned by the Sellers upon the terms and conditions contained herein, including past LED Lighting and Related Assemblies orders and future LED Lighting and Related Assemblies orders.

D.	That Donald MacIntyre is the President and Chief Executive Officer of The Purchaser and is authorized to enter into this transaction.

E.	That Char Bugna is the President and Chief Executive Officer of Multichip Display Inc. and is authorized to enter into this transaction.

Therefore, in consideration of the mutual promises and conditions herein contained, the parties agree as follows:

AGREEMENT

PURCHASE OF EQUIPMENT, TECHNOLOGY AND BUSINESS

(1)
Subject to the terms and conditions of this Agreement, The Sellers agree to sell to The Purchaser and The Purchaser agrees to buy, at the closing, as hereinafter defined, one hundred (100%) percent of the manufacturing equipment of the LED Lighting and Related Assemblies product line, valued at FourHundred Thirty Three Thousand dollars ($433,000 USD). At the closing, The Sellers shall deliver to The Purchaser such information including model number, serial numbers and description of assets, in a form ready for transfer and duly endorsed to The Purchaser. The terms of the purchase will be a Convertible Debenture per a separate agreement. During the term of the note, unless otherwise agreed upon by both parties in writing, all monies due shall be accrued and added to the principle amount of the note.

(2)
Subject to the terms and conditions of this Agreement, the Sellers agree to sell to the Purchaser and the Purchaser agrees to buy, at the closing, as hereinafter defined, one hundred (100%) percent of the technology and business of the LED Lighting and Related Assemblies product line for the amount of Two Hundred Fifty Thousand dollars ($250,000) in the form of a Convertible Debenture. At the closing, the Sellers shall deliver to the Purchaser any documents, and take other actions, as the Purchaser may reasonably request, in order to transfer the business of the LED Lighting and Related Assemblies product line to the Purchaser. After the closing date, the Seller has the right to continue to accept LED Lighting and Related Assemblies orders from Multichip Display Inc. customers, but Seller must allocate the order to the Purchaser.

(3)
During the term of one year after the closing of the sale of the technology and business defined in 2 above, the seller will continue to book the business and in turn pass the business through to the buyer in order to maintain established contract relationships. During the one year the buyer will endeavor to establish business relationships with these customers to allow transfer of the booking to the buyer. In addition, the seller will supply materials and labor based upon established vendor and labor relationships while the buyer establishes independent vendor relationships and trains a labor force. The seller will accrue all monies due for material, labor, rent and facilities for a period of one year after the closing, at which time the seller and buyer will balance the payable and receivable accounts and settle the difference in cash or by some other mutually agreeable means.

PURCHASE PRICE

The total price to be paid by The Purchaser to The Sellers for purchase of the equipment and purchase of the business in LED Lighting and Related Assemblies sales owned by The Sellers being sold pursuant to this agreement shall be a total of Six Hundred Eighty Three dollars ($683,000) in the form of two Convertible Debentures.

THE SIGNING AND CLOSING DATE

This Agreement shall be signed on or before November 5th, 2012, and the closing date at November 30, 2012 or such date as mutually agreed upon by the parties hereto, in writing.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to The Purchaser as follows:

Title of the Corporation’s Property

(1)
The Sellers have good absolute and marketable title to one hundred (100%) percent of the property being sold free and clear of all liens, claims, encumbrances, and restrictions of every kind. The Sellers have the complete and unrestricted right, power, and authority to sell the herein referenced property of the Corporation pursuant to this Agreement.

(2)
The Sellers expressly warrant that there are no claims filed against the property being sold herein and if any such claims are filed The Sellers agree to defend, indemnify and hold The Purchaser harmless from any such claims.

Organization

(a)	The Corporation is duly organized and validly existing corporation with all requisite corporate power and authority to carry on its business as presently conducted under the laws of Nevada.

(b)
The Purchaser is aware of the current state of litigation including Suits, arbitration, or other legal, administrative or other governmental proceedings, specifically with the Environmental Protection Agency pending or threatened against the property being sold, specifically LED Lighting and Related Assemblies properties, assets and business. The Purchaser will, at closing, give The Sellers an indemnification/hold harmless agreement for all legal problems concerning the property being purchased.

(c)
The business and operation of the Corporation has been and is being conducted in accordance with all applicable laws, rules and regulations of all authorities except those which do not (either individually or in the aggregate) materially and adversely affect the Corporation or its properties, assets, businesses or prospects. Performance of this agreement will not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Corporation under any arrangement, agreement, or other instrument to which the Corporation or The Sellers are bound or affected and will not violate the Articles of Incorporation, as amended or its By-Laws or of any indebtedness, mortgage, contract, lease or other agreement or commitment.

Title to Properties and Assets

(d)
The corporation has good, absolute and marketable title to all its LED Lighting and Related Assemblies Manufacturing Equipment listed in Exhibit “A”, and LED Lighting and Related Assemblies Product Line Exhibit “B” herein which is attached hereto and incorporated herein by reference as if set forth herein verbatim.

(e)
To the best of The Sellers knowledge and belief the Corporation owns, possesses, and has good title to all copyrights, trademarks, trademark rights patents, patent rights and licenses necessary in the conduct of its business being purchased by The Purchaser. To the best of The Seller’s knowledge and belief, the corporation is not infringing upon or otherwise acting adversely to the rights of any person under, or in respect to, any copyrights, trademarks, trademark right, patents, patent rights, or licenses owned by any person or persons, and there is no such claim pending or threatened action with respect thereto. The Corporation has the unrestricted right to use all trade secrets, customer lists, manufacturing and other processes incident to the manufacture, use or sale of all products presently being bought by The Purchaser.

OTHER MATTERS

(1)
The parties agree and hereby warrant that they will perform the agreements, covenants and warranties contained herein acting with due diligence and good faith to perform said agreement, covenants and warranties prior to the transfer of the stock required by this agreement and do hereby warrant to defend and indemnify the other party against any claim arising out of this agreement as a result of this transaction excluding from said agreement to defend and indemnify acts of fraud performed by the other party arising out of this agreement.

ATTORNEY’S FEES, COSTS AND EXPENSES

(2)	The Purchaser shall pay the Attorney’s fees that he incurs in completing this agreement and The Seller agrees to pay his Attorney fees used in regard to this agreement.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER

(3)
Unless waived, in whole or in part, in writing by The Sellers, the obligations of The Purchaser hereunder are subject to the fulfillment at or prior to closing, and subject to the following conditions.

Representation and Warranties

(a)
The representations and warranties of The Sellers herein shall be deemed to have been made again on the Closing Date and then be true and correct subject to any changes contemplated by this Agreement. The Seller shall have performed all of the obligations to be performed by them hereunder on or prior to the closing date.

Certificate of Officers

(b)
The Corporation shall have delivered to The Purchaser a certificate dated the Closing Date, executed by its President and Secretary, certifying that the conditions in Subparagraphs (a) and (c) of this Paragraph have been fulfilled.

Property and Assets

(c)
On the Closing Date, the LED Lighting and Related Assemblies Equipment being purchased shall be as listed on Exhibit A, and LED Lighting and Related Assemblies Product Line Exhibit “B” which are attached hereto and incorporated herein by reference as if set forth herein verbatim.

Title to Assets

(d)
The Seller does verify that the Corporation has good and marketable title to such LED Lighting and Related Assemblies Equipment as listed in Exhibit A, and LED Lighting and Related Assemblies Product Line Exhibit “B” which are attached hereto and incorporate herein by reference as is set forth herein verbatim.

Deliverable Items

(e)
Within a reasonable time after closing, The Sellers shall deliver to The Purchaser all of the records, files, documents, etc. as set forth in exhibits A & B Hereto. Also, the Sellers shall deliver to the Purchaser the equipment that is subject to the agreement above.

 AMENDMENT AND WAIVER

(4)	This agreement may be amended or modified at any time and in all respects by an instrument in writing executed by the Purchaser and the Seller.

NOTICES

(5)
All notices, communications, requests, replies or advice which are required or may be given pursuant to or concerning this Agreement, shall be sufficient in all respects if given in writing and delivered personally or by certified or registered mail or electronic mail, postage pre-paid as follows:

To Seller:	Char Bugna 7176 Lahinch Dr Gilroy, CA 95020

To Purchaser:	Donald MacIntyre 3395 West Cheyenne Ave, #111 North Las Vegas, NV 89032

All notices shall be deemed to have been duly given at the time of receipt by the party to which such notice is addressed or by delivery to such address.

LIMITATION OF DAMAGES, REPERESENTATIONS AND WARRANTIES

(6)	(a) Prior to closing, either party shall have remedies in law or in equity for the other party’s default or breach of contract.

(b) Subsequent to the closing, each party shall have all its or their rights and remedies at law or in equity for breach of representations, warranties and agreements of the parties hereto which survive the closing.

ASSIGNMENT

(7)
Neither this Agreement nor any right created by this Agreement shall be assignable by either The Seller or The Purchaser without the prior written consent of the other, except for an assignment incident to a merger, consolidation, or reorganization of either party. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

(8)
(a) Organization, Standing and Power; The Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada with full legal power and right to carry on its business as such is now being conducted.

(b)
Authority and Enforceability: The Execution and Delivery of this Agreement and consummation of the transactions contemplated hereby, have been duly and validly authorized by all Requisite actions on the part of the Purchaser. This Agreement constitutes the valid and binding obligation of The Purchaser enforceable against The Purchaser in accordance with its terms, except as such enforceability may be limited by applicable Bankruptcy Law, either the consummation of the transaction contemplated hereby nor the compliance by The Purchaser with any other provision hereof shall violate any statute or law, either Federal or State.

(c)
Litigation: There are no claims, actions suits or proceedings pending or to The Purchaser’s best knowledge threatened proceedings against Purchaser which has or will materially affect The Purchaser’s ability to consummate the transactions herein.

RECORDS OF THE CORPORATION

(9)
For a period of five (5) years following the closing date, the books of account and records of the Corporation pertaining to all periods prior to the closing date shall be available for inspection by Sellers for use in connection with tax audits. Likewise For a period of five (5) years following the closing date, the books of account and records of the Seller pertaining to all periods prior to the closing date shall be available for inspection by the Corporation for use in connection with tax audits.

HEADINGS

(a)	Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

COUNTERPART EXECUTION

(b)	This agreement may be executed in two or more Counterparts, Each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PARTIES IN INTEREST

a.	All the terms and provisions of this Agreement shall beBinding and inure to the benefit of and be enforceable by the

GOVERNING LAW

b.	This Agreement and the legal relationships shall be construed in accordance with the laws of the State of Nevada and California.

INTEGRATED CONTRACT

c.
This Agreement constitutes the entire agreement between parties hereto, and there are no agreements, understandings, restrictions, warranties, or representations between the parties other than those set forth or provided for in this agreement.

 TIME OF ESSENCE

Time is of the essence of this Agreement. Inability or failure to complete this contract by the closing date will render this agreement null and void.

Renewable Energy and Power, Inc. The Purchaser			Multichip Display, Inc. The Sellers

By:		By:
	Donald MacIntyre		Char Bugna
	CEO		CEO